Exhibit 99.1

Nash Finch Reports Third Quarter 2012 Results

Total Company Sales Increase 1.7% Principally due to 2012 Omaha Retail Acquisitions

Adjusted EPS1 of $1.38 versus $1.25 per Diluted Share in the Prior Year Period

MINNEAPOLIS (November 15, 2012) — Nash Finch Company (NASDAQ: NAFC), one of the leading food distribution companies in the United States, today announced financial results for the sixteen weeks (third quarter) ended October 6, 2012.

Financial Results

            Total Company sales for the third quarter 2012 were $1.50 billion compared to $1.47 billion in the prior-year quarter, an increase of 1.7%.  The acquisition of eighteen No Frills® stores during the third quarter of 2012 and twelve Bag ‘N Save® stores during the second quarter of 2012 contributed to a net increase in total Company sales of $47.2 million, which is comprised of a $104.3 million increase in Retail segment sales being partially offset by a $57.1 million decrease in Food Distribution segment sales that are now reported in the Retail segment.  After adjusting for these acquisitions, total Company third quarter comparable sales decreased 1.4% relative to the prior year period.

Adjusted Consolidated EBITDA2 was $43.8 million, or 2.9% of sales in the third quarter of 2012 as compared to $45.9 million, or 3.1% of sales in the third quarter of 2011.  Consolidated EBITDA was adjusted to exclude the impact of significant items totaling $4.1 million and $3.3 million in the third quarter 2012 and 2011, respectively.  Including the impact of significant items, Consolidated EBITDA for the third quarter 2012 was $39.7 million, or 2.7% of sales, as compared to $42.6 million, or 2.9% of sales, in the prior year quarter.

“We are proud to have been recognized by Store Brands magazine as “Wholesaler of the Year” based on our new private label marketing program and the benefits that program offers to our participating retail customers.  Our gross margins were negatively impacted in the quarter as a result of our investment in this and other marketing programs which are starting to drive higher case volume,” said Alec Covington, President and CEO of Nash Finch.  “Our gross margin was also negatively impacted during the quarter by lower food price inflation, offset by lower incentive plan expenses as compared to the same period last year.  We continue our focus on sales growth, managing working capital and implementing cost reduction strategies to benefit us in the longer term.”

Adjusted net earnings were $18.0 million or $1.38 per diluted share in the third quarter of 2012, compared to $16.4 million or $1.25 per diluted share in the third quarter of 2011.  Net earnings were adjusted to exclude the impact of significant items totaling $3.4 million or $0.26 per diluted share in 2012 and $6.3 million or $0.48 per diluted share in the 2011 quarter.  Including the impact of significant items, our reported net income for the third quarter of 2012 was $14.6 million or $1.12 per diluted share, as compared to net earnings of $10.1 million or $0.77 per diluted share in the prior year quarter, and is detailed in the table below.

The Company took a non-cash goodwill impairment charge of $96.9 million after tax in the second quarter 2012 to write-off the carrying values of goodwill in the Food Distribution and Retail segments which is included in our year-to-date results.  Both the goodwill impairment charge and the $4.1 million after tax gain on acquisition are non-cash items in our year-to-date consolidated financial statements.  Accordingly, neither the impairment of goodwill nor the gain on acquisition had any impact on our cash flows or Consolidated EBITDA.

The following table identifies the significant items affecting Consolidated EBITDA, net earnings and diluted earnings per share for the third quarter 2012 and prior year results:

(dollars in millions except per share amounts)	3rd Quarter		Fiscal
	2012	2011	2012	2011
Significant items
Transaction and integration costs related to business acquisitions	$ (0.7)	-	(1.9)	-
Restructuring costs for centralization	-	(0.9)	-	(1.4)
Net costs associated with retail store closings	-	-	-	(0.3)
Military distribution center conversion and transition costs	(3.2)	(0.4)	(4.5)	(1.6)
Food distribution transition costs	(0.2)	-	(0.3)	(0.2)
Unusual professional fees	-	(2.0)	-	(2.0)
			-	-
Significant charges impacting Consolidated EBITDA	$ (4.1)	(3.3)	(6.7)	(5.5)

LIFO charges	(1.4)	(7.1)	(2.0)	(9.7)
Goodwill impairment	-	-	(132.0)	-
Retail impairments	-	-	-	(0.3)
Early termination of capital lease	-	-	-	0.4
Gain on acquisition of business	-	-	6.6	-
Military distribution center non-cash pre-opening expense	-	-	(0.2)	-
Non-cash loss on sale of retail stores	-	-	-	(2.2)
				-
Total significant charges impacting earnings before tax	$ (5.5)	(10.4)	(134.3)	(17.3)
Income tax on significant net charges	2.1	4.1	3.5	6.6
Tax on gain on acquisition of business	-	-	(2.5)	-
Tax on goodwill impairment	-	-	35.1	-
Total significant charges impacting net earnings	$ (3.4)	(6.3)	(98.2)	(10.5)
Diluted earnings (loss) per share impact from significant items	(0.26)	(0.48)	(7.55)	(0.80)
Diluted earnings (loss) per share, as reported	1.12	0.77	(5.01)	2.12
Diluted earnings per share, as adjusted	$ 1.38	1.25	2.54	2.92

Military Distribution Results

(dollars in millions)	3rd Quarter		Fiscal
	2012	2011	2012	2011
Net Sales	$ 708.1	709.7	1,762.6	1,776.3
Segment EBITDA[1]	13.7	21.3	38.9	51.3
Percentage of Sales	1.9%	3.0%	2.2%	2.9%

The Military segment net sales were $708.1 million a decrease of 0.2% in the third quarter 2012 compared to the prior year.  However, a larger portion of Military sales during the current year have been on a consignment basis, which are included in our reported sales on a net basis.  Including the impact of consignment sales, comparable Military sales increased 0.5% in the third quarter.

The Military segment EBITDA was $13.7 million, or 1.9% of sales, in the third quarter 2012 as compared to $21.3 million, or 3.0% of sales, in the third quarter 2011.  The decrease in Military EBITDA in the third quarter was primarily due to declines in gross margins related to lower inflation year-over-year and reduced contractual customer margin rates as well as higher start-up and transition costs from the opening of distribution centers in 2012 as compared to 2011.

“The investments we made in completing our military platform had a negative impact on the EBITDA generated this quarter, but we are pleased that investment helped us garner our first exclusive military distribution contract, in partnership with Coastal Pacific Food Distributors.  Deliveries under that contract are scheduled to begin late in the fourth quarter and we are honored by the trust placed in us by one of our largest customers,” continued Covington.   “We continue to experience lower gross margins due to lower inflation in 2012 and the results of the competitive bidding processes earlier in the year.  We are focused on increasing sales, improving productivity and managing expenses.”

Food Distribution & Retail Results

(dollars in millions)	3rd Quarter		Fiscal
	2012	2011	2012	2011
Sales
Food Distribution	$ 546.1	620.1	1,403.8	1,529.9
Retail	242.2	141.5	481.4	364.5
Total	$ 788.3	761.6	1,885.2	1,894.4
Segment EBITDA[1]
Food Distribution	$ 14.8	15.9	30.7	40.3
Retail	11.3	5.4	19.2	14.2
Total	$ 26.1	21.3	49.9	54.5

Percentage of Sales
Food Distribution	2.7%	2.6%	2.2%	2.6%
Retail	4.7%	3.8%	4.0%	3.9%
Total	3.3%	2.8%	2.6%	2.9%

The combined Food Distribution and Retail segment sales were $788.3 million an increase of 3.5% in the third quarter as compared to the prior year period.  The increase in Retail sales was primarily attributable to the Bag ‘N Save® and No Frills® supermarkets acquisitions, which were responsible for a $104.3 million increase in sales as compared to the prior year quarter.  Because Bag ‘N Save and No Frills were Food Distribution customers, these acquisitions were also responsible for $57.1 million of the year-over-year decrease in Food Distribution segment sales.  Retail same store sales declined 1.3% as compared to the prior year quarter.

The combined Food Distribution and Retail segment EBITDA was $26.1 million, or 3.3% of sales, in the third quarter 2012 as compared to $21.3 million, or 2.8% of sales, in the third quarter 2011.

“I am pleased with the combined Food Distribution and Retail EBITDA improvement in the third quarter 2012.  This was primarily due to the recent retail acquisitions of Bag ‘N Save and No Frills Supermarkets in the Omaha, Nebraska market in addition to incurring lower incentive plan expenses as compared to the prior year period.  During the third quarter, we began to integrate the 30 newly acquired stores into our corporate store base.  We expect the integration to be completed by first quarter 2013”, said Covington.

Distribution Center Closure Announced

We recently announced the decision to close our Cedar Rapids, Iowa distribution center during the fourth quarter of this year.  We will be transferring the volume to other distribution facilities in the region which will allow for increased efficiencies and additional product selection for customers. We appreciate the hard work of our dedicated associates that work in Cedar Rapids and for their many years of service.

Financial Target Progress

The following table charts the Company’s progress towards its long-term financial targets that were announced as part of the Company’s strategic plan in November 2006.

Financial Targets	Long-term	3rd Quarter YTD	Fiscal	Fiscal	Fiscal	Fiscal	Fiscal	Fiscal
	Target	2012	2011	2010	2009	2008	2007	2006
Organic Revenue Growth[3]	2.0%	(2.5%)	(3.8%)	(5.4%)	(0.6%)	3.1%	(2.6%)	(3.1%)
Consolidated EBITDA Margin[4]	4.0%	2.4%	2.9%	2.8%	2.7%	3.1%	2.9%	2.2%
Trailing Four Quarter Free Cash Flow / Net Assets[5]		3.4%	6.8%	0.9%	10.6%	12.0%	9.2%	8.7%
Trailing Four Quarter Free Cash Flow to Net Assets excluding impact of strategic projects[6]	10.0%	5.2%	13.9%	8.4%	13.1%	14.0%	9.7%	8.7%
Total Leverage Ratio[7]	2.5 - 3.0 x	3.18x	2.14x	2.29x	2.02x	1.75x	2.20x	3.11x

Liquidity

Total debt at the end of the third quarter 2012 was $388.9 million, primarily due to the Bag 'N Save and No Frills acquisitions, compared to $309.8 million at the end of the third quarter 2011. The Company continues to focus on effectively managing its balance sheet and is currently in compliance with all of its debt covenants.  The debt leverage ratio as of the end of the third quarter 2012 was 3.18.  Availability on the Company’s revolving credit facility at the end of the quarter was $201.2 million.

1 Adjusted EPS is defined as net earnings adjusted for any significant items divided by diluted shares outstanding.

2 References to EBITDA, Consolidated EBITDA, and segment EBITDA are calculated as earnings (loss) before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods.  Consolidated EBITDA should not be considered an alternative measure of our net income (loss), operating performance, cash flows or liquidity.  Consolidated EBITDA is provided as additional information as a key metric used to determine payout pursuant to our Short-Term and Long-Term Incentive Plans.  The Company also believes investors find the information useful because it reflects the resources available for strategic investments including, for example, capital needs of the business, strategic acquisitions and debt service.

3 Organic Revenue Growth is the percentage change in revenues for a fiscal period(s) compared to the similar prior year fiscal period(s), excluding incremental revenue obtained through acquisitions.

4 Consolidated EBITDA Margin is calculated by dividing Consolidated EBITDA by sales.

5 Trailing Four Quarter Free Cash Flow to Net Assets ratio is defined as cash provided from operations less capital expenditures for property, plant & equipment during the trailing four quarters divided by the average net assets for the current period and prior year comparable period (total assets less current liabilities plus current portion of long-term debt and capital leases).

6 Trailing Four Quarter Free Cash Flow to Net Assets excluding impact of strategic projects ratio is defined as cash provided from operations less capital expenditures for property, plant & equipment (excluding capital expenditures for strategic projects) during the trailing four quarters divided by the average net assets (excluding average net assets generated from strategic projects) for the current period and prior year comparable period (total assets less current liabilities plus current portion of long-term debt and capital leases).

7 Total Leverage Ratio is defined as total debt (current portion of long-term debt and capital leases, long-term debt and capitalized lease obligations) divided by the trailing four quarters Consolidated EBITDA.

****************************************************************************************************

A conference call to review the third quarter 2012 results is scheduled at 9 a.m. CT (10 a.m. ET) on November 15, 2012.  Interested participants can listen to the conference call over the Internet by logging onto the “Investor Relations” portion of Nash Finch's website at http://www.nashfinch.com.  A replay of the webcast will be available and the transcript of the call will be archived on the “Investor Relations” portion of Nash Finch's website under the heading “Audio Archives.”  A copy of this press release and the other financial and statistical information about the periods to be discussed in the conference call will be available at the time of the call on the “Investor Relations” portion of the Nash Finch website under the caption “Press Releases.”

            Nash-Finch is a Fortune 500 company and the largest food distributor serving military commissaries and exchanges in the United States. Nash-Finch's core businesses include distributing food to military commissaries and independent grocery retailers located in 36 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores, Bahrain and Egypt. The Company also owns and operates a base of retail stores, primarily supermarkets under the Family Fresh Market®, Econofoods®, Family Thrift Center®, No Frills, Bag 'n Save®, AVANZA®, and Sun Mart® trade names. Further information is available on the Company's website, www.nashfinch.com.

            This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements relate to trends and events that may affect our future financial position and operating results.  Any statement contained in this release that is not statements of historical fact may be deemed forward-looking statements.  For example, words such as “may,” “will,” “should,” “likely,” “expect,” “anticipate,” “estimate,” “believe,” “intend, ” “potential” or “plan,” or comparable terminology, are intended to identify forward‑looking statements.  Such statements are based upon current expectations, estimates and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward‑looking statements.  Important factors known to us that could cause or contribute to material differences include, but are not limited to, the following:

•   the effect of competition on our food distribution, military and retail businesses;

•   general sensitivity to economic conditions, including the uncertainty related to the current state of the economy in the U.S. and worldwide economic slowdown; disruptions to the credit and financial markets in the U.S. and worldwide; changes in market interest rates; continued volatility in energy prices and food commodities;

•   macroeconomic and geopolitical events affecting commerce generally;

•   changes in consumer buying and spending patterns;

•   our ability to identify and execute plans to expand our food distribution, military and retail operations;

•   possible changes in the military commissary system, including those stemming from the redeployment of forces, congressional action and funding levels;

•   our ability to identify and execute plans to improve the competitive position of our retail operations;

•   the success or failure of strategic plans, new business ventures or initiatives;

•   our ability to successfully integrate and manage current or future businesses we acquire, including the ability to manage credit risks and retain the customers of those operations;

•   changes in credit risk from financial accommodations extended to new or existing customers;

•   significant changes in the nature of vendor promotional programs and the allocation of funds among the programs;

•   limitations on financial and operating flexibility due to debt levels and debt instrument covenants;

•   legal, governmental, legislative or administrative proceedings, disputes, or actions that result in adverse outcomes;

•   our ability to identify and remediate any material weakness in our internal controls that could affect our ability to detect and prevent fraud, expose us to litigation, or prepare financial statements and reports in a timely manner;

•   changes in accounting standards;

•   technology failures that may have a material adverse effect on our business;

•   severe weather and natural disasters that may impact our supply chain;

•   unionization of a significant portion of our workforce;

•   costs related to a multi-employer pension plan which has liabilities in excess of plan assets;

•   changes in health care, pension and wage costs and labor relations issues;

•   product liability claims, including claims concerning food and prepared food products;

•   threats or potential threats to security;

•   unanticipated problems with product procurement; and

•   maintaining our reputation and corporate image.

A more detailed discussion of many of these factors, as well as other factors that could affect the Company’s results, is contained in the Company’s periodic reports filed with the SEC.  You should carefully consider each of these factors and all of the other information in this release.  We believe that all forward-looking statements are based upon reasonable assumptions when made.  However, we caution that it is impossible to predict actual results or outcomes and that accordingly you should not place undue reliance on these statements.  Forward-looking statements speak only as of the date when made and we undertake no obligation to revise or update these statements in light of subsequent events or developments.  Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements. You are advised, however, to consult any future disclosures we make on related subjects in future reports to the Securities and Exchange Commission (SEC).

Contact: Bob Dimond, Executive VP & CFO, 952-844-1060

NASH-FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Income (unaudited)
(In thousands, except per share amounts)

	16 Weeks Ended		40 Weeks Ended
	October 6,	October 8,	October 6,	October 8,
	2012	2011	2012	2011

Sales	$1,496,343	1,471,357	3,647,775	3,670,741
Cost of sales	1,368,698	1,357,669	3,350,613	3,377,487
Gross profit	127,645	113,688	297,162	293,254

Other costs and expenses:
Selling, general and administrative	84,692	79,199	205,904	202,017
Gain on acquisition of a business	-	-	(6,639)	-
Goodwill impairment	-	-	131,991	-
Depreciation and amortization	11,924	10,738	28,510	27,688
Interest expense	8,074	7,014	18,672	17,828
Total other costs and expenses	104,690	96,951	378,438	247,533

Earnings (loss) before income taxes	22,955	16,737	(81,276)	45,721

Income tax expense (benefit)	8,351	6,644	(16,366)	18,096
Net earnings (loss)	$14,604	10,093	(64,910)	27,625

Net earnings (loss) per share:
Basic	$1.13	0.78	(5.01)	2.16
Diluted	$1.12	0.77	(5.01)	2.12

Declared dividends per common share	$0.18	0.18	0.54	0.54

Weighted average number of common shares
outstanding and common equivalent shares outstanding:
Basic	12,962	12,873	12,963	12,780
Diluted	13,040	13,105	12,963	13,056

NASH-FINCH COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)
	October 6,	December 31,
Assets	2012	2011
Current assets:	(unaudited)
Cash	$1,196	773
Accounts and notes receivable, net	255,977	243,763
Inventories	403,127	308,621
Prepaid expenses and other	11,389	17,329
Deferred tax asset, net	7,240	6,896
Total current assets	678,929	577,382

Notes receivable, net	21,795	23,221
Property, plant and equipment:
Property, plant and equipment	732,925	686,794
Less accumulated depreciation and amortization	(428,822)	(413,695)
Net property, plant and equipment	304,103	273,099

Goodwill	57,516	170,941
Customer contracts and relationships, net	13,683	15,399
Investment in direct financing leases	2,436	2,677
Other assets	18,544	11,049
Total assets	$1,097,006	1,073,768

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt and capital lease obligations	$2,177	2,932
Accounts payable	288,627	234,722
Accrued expenses	48,257	61,459
Income taxes payable	266	-
Total current liabilities	339,327	299,113

Long-term debt	371,119	278,546
Capital lease obligations	15,584	15,905
Deferred tax liability, net	8,938	40,671
Other liabilities	32,329	34,910
Commitments and contingencies	-	-

Stockholders' equity:
Preferred stock - no par value. Authorized 500 shares; none issued	-	-
Common stock - $1.66 2/3 par value. Authorized 50,000 shares;
issued 13,797 and 13,727 shares, respectively	22,995	22,878
Additional paid-in capital	114,651	118,222
Common stock held in trust	(1,285)	(1,254)
Deferred compensation obligations	1,285	1,254
Accumulated other comprehensive loss	(14,707)	(14,707)
Retained earnings	258,476	330,470
Common stock in treasury; 1,525 and 1,541 shares, respectively	(51,706)	(52,240)
Total stockholders' equity	329,709	404,623
Total liabilities and stockholders' equity	$1,097,006	1,073,768

NASH-FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows (unaudited)
(In thousands)
	40 Weeks Ended
	October 6,	October 8,
	2012	2011
Operating activities:
Net earnings (loss)	$(64,910)	27,625
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Gain on acquisition of a business	(6,639)	-
Depreciation and amortization	28,510	27,688
Amortization of deferred financing costs	962	1,409
Non-cash convertible debt interest	4,736	4,385
Rebateable loans	3,111	2,568
Provision for (recovery of) bad debts	(274)	683
Provision for (recovery of) lease reserves	(33)	631
Deferred income tax expense (benefit)	(32,783)	3,999
Loss (gain) on sale of property, plant and equipment	(1,506)	1,316
LIFO charge	2,040	9,717
Asset impairments	62	363
Impairments of goodwill	131,991	-
Share-based compensation expense (reversal of)	(1,295)	4,292
Deferred compensation	984	646
Other	(187)	(644)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts and notes receivable	(10,541)	(37,768)
Inventories	(70,609)	(20,973)
Prepaid expenses	(1,051)	(1,835)
Accounts payable	33,450	35,660
Accrued expenses	(14,182)	(2,637)
Income taxes payable	6,975	1,747
Other assets and liabilities	(3,542)	(3,968)
Net cash provided by operating activities	5,269	54,904

Investing activities:
Proceeds from sale of assets	8,690	3,863
Additions to property, plant and equipment	(23,736)	(47,340)
Businesses acquired, net of cash	(78,259)	(1,587)
Loans to customers	(8,715)	(7,285)
Payments from customers on loans	7,765	1,178
Corporate-owned life insurance, net	(837)	(520)
Other	(151)	-
Net cash used in investing activities	(95,243)	(51,691)
Financing activities:
Proceeds from (payments of) revolving debt	69,800	(6,000)
Dividends paid	(6,607)	(6,549)
Proceeds from long-term debt	18,702	-
Payments of long-term debt	(1,260)	(284)
Payments of capitalized lease obligations	(1,924)	(2,256)
Increase in outstanding checks	13,204	12,235
Payments of deferred financing costs	(211)	-
Tax benefit from share-based compensation	66	-
Other	(1,373)	(508)
Net cash provided by (used in) financing activities	90,397	(3,362)
Net increase (decrease) in cash	423	(149)
Cash at beginning of year	773	830
Cash at end of period	$1,196	681

NASH FINCH COMPANY AND SUBSIDIARIES
Supplemental Data (Unaudited)

Other Data (In thousands)	October 6, 2012	October 8, 2011

Total debt	$ 388,880	309,788
Stockholders' equity	$ 329,709	402,123
Capitalization	$ 718,589	711,911
Debt to total capitalization	54.1%	43.5%

Non-GAAP Data
Consolidated EBITDA (a)	$ 122,154	139,042
Leverage ratio - trailing 4 qtrs. (debt to consolidated EBITDA) (b)	3.18x	2.23x

Comparable GAAP Data
Debt to earnings (loss) before income taxes (b)	(5.67)	4.86

(a)	Consolidated EBITDA, as defined in our credit agreement, is earnings (loss) before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income (loss), operating performance, cash flows or liquidity. The amount of Consolidated
EBITDA is provided as a metric used to determine payout of performance units pursuant to our Long-Term Incentive Plan.

(b)	Leverage ratio is defined as the Company's total debt at October 6, 2012 and October 8, 2011, divided by Consolidated EBITDA for the respective four trailing quarters. The most comparable GAAP ratio is debt at the same date divided by earnings (loss) from continuing operations before income taxes for the respective four trailing quarters.

Derivation of Consolidated EBITDA; Segment Consolidated EBITDA and Segment Profit (Loss) (in thousands)

FY	2012
		2011	2012	2012	2012	Rolling
		Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtrs

Earnings (loss) before income taxes		$12,707	9,069	(113,300)	22,955	(68,569)
Add/(deduct)
	LIFO charge	4,503	181	420	1,438	6,542
	Depreciation and amortization	8,016	8,204	8,382	11,924	36,526
	Interest expense	7,066	5,138	5,460	8,074	25,738
	Goodwill impairment	-	-	131,991	-	131,991
	Gain on acquisition of business	-	-	(6,639)	-	(6,639)
	Closed store lease costs	124	-	(33)	-	91
	Asset impairment	191	62	-	-	253
	Net loss (gain) on sale of real estate and other assets	41	(476)	89	(1,119)	(1,465)
	Stock compensation expense (reversal of)	1,137	1,094	546	(2,935)	(158)
		-	-			-
	Subsequent cash payments on non-cash charges	(369)	(442)	(729)	(616)	(2,156)
Total Consolidated EBITDA		$33,416	22,830	26,187	39,721	122,154

		2011	2012	2012	2012	Rolling
Segment Consolidated EBITDA		Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtrs
	Military	$17,061	13,400	11,797	13,661	55,919
	Food Distribution	10,747	6,539	9,419	14,764	41,469
	Retail	5,608	2,891	4,971	11,296	24,766
		$33,416	22,830	26,187	39,721	122,154

		2011	2012	2012	2012	Rolling
Segment profit (loss)		Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtrs
	Military	$12,314	10,474	8,570	10,322	41,680
	Food Distribution	4,014	2,338	5,517	11,191	23,060
	Retail	2,668	661	2,390	7,725	13,444
	Unallocated:
	Interest	(6,289)	(4,404)	(4,425)	(6,283)	(21,401)
	Gain on acquisition of business	-	-	6,639	-	6,639
	Goodwill Impairment	-	-	(131,991)	-	(131,991)
		$12,707	9,069	(113,300)	22,955	(68,569)

FY	2011
		2010	2011	2011	2011	Rolling
		Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtrs
Earnings before income taxes		$18,000	12,370	16,614	16,737	63,721
Add/(deduct)
	LIFO charge	129	501	2,131	7,085	9,846
	Depreciation and amortization	8,481	8,583	8,367	10,738	36,169
	Interest expense	5,656	5,459	5,355	7,014	23,484
	Settlement of pre-acquisition contingency	-	448	159	-	607
	Closed store lease costs	29	-	349	24	402
	Asset impairment	11	1,796	(391)	13	1,429
	Net loss (gain) on sale of real estate and other assets				(106)	(106)
	Stock compensation	1,692	1,159	1,372	1,761	5,984
	Subsequent cash payments on non-cash charges	(768)	(504)	(572)	(650)	(2,494)
Total Consolidated EBITDA		$33,230	29,812	33,384	42,616	139,042

		2010	2011	2011	2011	Rolling
Segment Consolidated EBITDA		Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtrs
	Military	$14,081	15,107	14,835	21,348	65,371
	Food Distribution	14,570	10,581	13,791	15,907	54,849
	Retail	4,579	4,124	4,758	5,361	18,822
		$33,230	29,812	33,384	42,616	139,042

		2010	2011	2011	2011	Rolling
Segment profit		Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtrs
	Military	$11,450	12,147	11,285	14,666	49,548
	Food Distribution	9,444	5,845	7,709	6,177	29,175
	Retail	1,892	(984)	2,128	1,790	4,826
	Unallocated:
	Interest	(4,786)	(4,638)	(4,508)	(5,896)	(19,828)
		$18,000	12,370	16,614	16,737	63,721